EXHIBIT 24.1

POWER OF ATTORNEY FOR REGISTRATION STATEMENT OF
CHRYSLER FINANCIAL SERVICES AMERICAS LLC
(THE “COMPANY”)
FOR RETAIL AUTO LOAN ASSET BACKED SECURITIES

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Tracy L. Hackman and Q. Gwynn Lam his true and lawful attorneys and agents to do any and all acts and things and execute in his name (whether on behalf of the Company or as an officer or manager of the Company or otherwise) any and all instruments the attorneys and agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission, in connection with the Registration Statement and any and all amendments and supplements thereto (including post-effective amendments), including power and authority to sign his name (whether on behalf of the Company or as an officer or manager of the Company or otherwise) to such Registration Statement and any and all amendments and supplements thereto (including post-effective amendments) or any of the exhibits or schedules or the Prospectuses to be filed with the Securities and Exchange Commission, and to file the same with the Securities and Exchange Commission; and each person whose signature appears below ratifies and confirms all that the attorneys and agents and each of them will do or cause to be done by virtue of this power of attorney. Any one of the attorneys and agents will have, and may exercise, all the powers conferred by this power of attorney.

EXECUTED on November 9, 2009.

/s/ Thomas F. Gilman Thomas F. Gilman	/s/ Leland F. Wilson Leland F. Wilson

/s/ Robert E. Menzies Robert E. Menzies	/s/ Ronald J. Kravit Ronald J. Kravit

/s/ Jeffrey L. Lomasky Jeffrey L. Lomasky

November 10, 2009

I, Q. Gwynn Lam, am an Assistant Secretary of Chrysler Financial Services Americas LLC (the “Company”), and do certify the following:

1.	The attached delegation of authority was duly adopted by written consent of the Board of Managers of the Company as of December 20, 2007, and such delegation of authority has not been amended, rescinded or otherwise modified.

2.	The attached resolutions were duly adopted by written consent of Authorized Officers of the Company as of November 4, 2009, and such resolutions have not been amended, rescinded or otherwise modified.

/s/  Q. Gwynn Lam
Q. Gwynn Lam

WRITTEN APPROVAL OF DELEGATION OF AUTHORITY
BY BOARD OF MANAGERS
OF DAIMLERCHRYSLER FINANCIAL SERVICES AMERICAS LLC

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II.

WHEREAS, the Board desires to delegate to the Chief Financial Officer (as defined in the LLC Agreement) and the other enumerated officers that are listed on Exhibit A attached hereto (the “Authorized Officers”) the authority to approve securitization transactions, which shall include all securitizations or whole loan sales within or outside the United States of retail installment contracts, retail lease contracts, dealer floorplan receivables, fleet receivables and securitization residual interests, resulting in proceeds to the Company in the principal amount thresholds provided in Exhibit A attached hereto; in each ease subject to the restrictions set forth in the $6,000,000,000 First Lien Credit Agreement, dated as of August 3, 2007 (the “First Lien Credit Agreement”), among the Company, the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), Goldman Sachs Credit Partners, L.P. and Citibank N.A., as syndication agents (in such capacity, the “Syndication Agents”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and (ii) the $2,000,000,000 Second Lien Term Loan Agreement, dated as of August 3, 2007 (the “Second Lien Credit Agreement”, and together with the First Lien Credit Agreement, the “Credit Agreements”), among the Company, the Lenders, the Syndication Agents and the Administrative Agent. For the avoidance of doubt, the Board retains the approval authority over securitization transactions resulting in proceeds to the Company in principal amount greater than $5 billion.

NOW, THEREFORE, BE IT

RESOLVED, that the Board delegates to the Chief Financial Officer and the Authorized Officers the authority to approve and perform all actions in furtherance of the following transactions:

(1) Approve, amend, execute and terminate securitization transactions, which shall include all securitizations or whole loan sales within or outside the United States of retail installment contracts, .retail lease contracts, dealer floorplan receivables and securitization residual interests, resulting in proceeds to the Company in the amount thresholds provided in Exhibit A attached hereto; subject to the restrictions set forth in the Credit Agreements; and

(2) Execute and deliver all documents, instruments, legal opinions, certificates and any other customary documents required to be delivered in connection with the implementation of the foregoing resolutions or delegate to appropriate officers at the Company to execute and deliver such documents on behalf of the Company.

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Exhibit A

Chrysler Financial Delegation of Authority

	Principal Amount — Authorized	Board of Managers Approval
Funding Type	Officer(s)	Required

Asset Backed Securitization and Whole Loan Sales	$5.0 billion (B) or less — Chief Executive Officer and Chief Financial Officer, jointly, with notice to Board Members Bradley A. Gold and Jeffrey L. Lomasky	>$5.0 billion

$3.0 B or less — Treasurer

$2.0 B or less — Asst. Treasurer or Sr. Mgr. Treasury

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RESOLUTIONS OF AUTHORIZED OFFICERS OF CHRYSLER FINANCIAL
SERVICES AMERICAS LLC

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Registration of Asset Backed Securities

RESOLVED, That, in connection with any public Offerings of Asset Backed Securities in the United States required to be registered with the Commission pursuant to the Securities Act of 1933, as amended, the Company is authorized to register with the Commission Asset Backed Securities in any principal amount and prepare and file with the Commission one or more registration statements covering such Asset Backed Securities, together with related prospectuses, exhibits and other documents that may be required with respect to the registration and offering of such Asset Backed Securities, and any amendments and supplements to the foregoing documents (collectively, the “Public Documents”).

RESOLVED, That each of the managers and officers of the Company is authorized to sign in his or her own behalf or in the name and on behalf of the Company any Public Documents, with such changes and in such forms as such manager and officer may deem necessary, appropriate or desirable, as conclusively evidenced by his or her execution of the Public Documents, and that each such manager and officer is authorized to cause any such Public Document to be filed with the Commission.

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Appointment of Attorneys-In-Fact

RESOLVED, That the managers and officers of the Company who may be required to sign any Public Documents in his or her own behalf or on behalf of the Company is authorized to execute a power of attorney appointing Tracy L. Hackman, Q. Gwynn Lam and any other person designated by such manager or officer, individually and not jointly, as attorney-in-fact with the power and authority to do and perform, in the name and on behalf of such manager or officer who had executed such a power of attorney, every act that any such attorney may deem necessary, appropriate or desirable to be done in connection with such Public Documents, as such manager or officer might or could do in person, including to sign his or her name in the capacity of attorney-in-fact on any such documents and file the same with the Commission.

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